Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P.,CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, August 23, 2005

GLIMCHER ANNOUNCES $300 MILLION
UNSECURED CREDIT FACILITY

Amended Facility to mature in 2008

COLUMBUS, OH - August 23, 2005 - Glimcher Realty Trust, (NYSE: GRT), today announced that on August 22, 2005 it closed on a $300 million unsecured bank credit facility.

The amended credit facility has a three year term and will expire August 21, 2008, with a one-year extension option available. It replaces an existing line of credit that was scheduled to mature on October 16, 2006. The amended credit facility will be available to fund redevelopment, acquisition and development opportunities and for general corporate purposes. The initial interest rate on the amended credit facility is LIBOR plus 1.15%, but can range from LIBOR plus 1.05% to LIBOR plus 1.55%, depending upon the Company’s ratio of debt to total asset value. The interest rate at the time of closing on the Company’s prior credit facility was LIBOR plus 1.70%. Under the amended terms, the Company will also pay a facility fee of between 15 to 20 basis points of the aggregate commitments under the facility. The Company, under the previous credit facility, was charged a fee between 15 to 30 basis points of the unused portion of the facility.

The amended facility is unsecured. The mortgages securing the prior credit line indebtedness on the Company’s River Valley, Northtown, New Towne and Indian Mound malls were released at closing leaving such malls unencumbered.

“When factoring in the improved LIBOR spread and the change in the annual facility fee, we would initially expect our all-in pricing to improve around 20 basis points under the amended facility,” stated Mark E. Yale, Sr. VP and CFO. “We are pleased to be able to expand our borrowing capacity and move to an unsecured facility while decreasing our effective borrowing rate.”

The banks participating in the amended credit facility included KeyBank National Association as the sole Lead Arranger and Administrative Agent, La Salle Bank National Association as the Syndication Agent and Wachovia Bank, National Association and Commerzbank AG New York Branch as Co-Documentation Agents. Also participating are U.S. Bank National Association, Huntington National Bank, Charter One Bank, NA, Bayerische Landesbank, PNC Bank, National Association and National City Bank.

Glimcher Realty Trust
Add 2

The Company utilized borrowings under the facility to pay $19 million as a partial pre-payment on the Montgomery Mall bridge loan and to pay fees and costs associated with the facility resulting in outstanding borrowings under the amended credit facility of approximately $141 million.

“The favorable economic terms and the banks participating in the credit facility represent the financial community’s confidence in the Company,” commented Michael P. Glimcher, President and CEO. “The amended credit facility gives us the financial flexibility to execute on our redevelopment and external growth strategy.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. The reader is directed to the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company, for a discussion of such risks and uncertainties.

Visit Glimcher at: www.glimcher.com